Exhibit 21.1     Subsidiaries of the Registrant

                                                             State Incorporated
                  Barrington University, Inc.                     Alabama
                  China Academics.com, Inc.                       Florida
                  The Spanish University of America, Inc.         Florida
                  Academy of Health and Nutrition, Inc.           Florida